UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2016

Atlas Resource Partners, L.P.

(Exact name of registrant specified in its charter)

Delaware	001-35317	45-3591625
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), previously disclosed that it received a notice on June 8, 2016 that its borrowing base had been redetermined in accordance with its Second Amended and Restated Credit Agreement (as amended, the “Revolving Credit Agreement”) and reduced from $700.0 million to $530.0 million. As previously disclosed, on June 8, 2016, the Partnership had $673.7 million outstanding (including $4.2 million in letters of credit) under the Revolving Credit Agreement, resulting in a borrowing base deficiency of $143.7 million. The Revolving Credit Agreement provides that within 30 days after the Partnership’s receipt of a notification of a borrowing base deficiency, the Partnership must elect to cure the borrowing base deficiency through any combination of the following actions: (i) repay amounts outstanding under the Revolving Credit Agreement sufficient to cure the borrowing base deficiency, either within 30 days after receipt of the borrowing base deficiency notice or in four equal monthly installments beginning on July 11, 2016; or (ii) pledge as collateral additional oil and gas properties acceptable to the administrative agent and lenders sufficient to cure the borrowing base deficiency within 60 days after receipt of the borrowing base deficiency notice. As of July 11, 2016, the Partnership has approximately $32 million of cash on hand. As part of discussions with its lenders and noteholders, the Partnership has determined not to make the first installment payment that was due on July 11, 2016.

In connection therewith and in support of the Partnership’s ongoing negotiations with its lenders and noteholders, on July 11, 2016, the Partnership and certain of its subsidiaries entered into two forbearance agreements: (i) with Wells Fargo Bank, National Association, as administrative agent, and the other lenders under the Revolving Credit Agreement (the “Credit Agreement Forbearance”) and (ii) with certain holders of notes (the “7.75% Notes”) issued under the Indenture, dated as of January 23, 2013 relating to the 7.75% Notes (as amended and supplemented, the “7.75% Senior Notes Indenture”), and certain holders of notes (the “9.25% Notes”) issued under the Indenture, dated as of July 30, 2013, relating to the 9.25% Notes (as amended and supplemented, the “9.25% Senior Notes Indenture”) (the “Indenture Forbearance”).

Pursuant to the Credit Agreement Forbearance, the administrative agent and the lenders representing approximately 81% of the outstanding indebtedness under the Revolving Credit Agreement have agreed to forbear from exercising their rights and remedies arising from non-payment of the first installment of the borrowing base deficiency cure due on July 11, 2016 and related cross-defaults (the “Specified Default”) until the earliest to occur of (i) July 27, 2016, (ii) the occurrence of an event of default under the Revolving Credit Agreement (unrelated to the Specified Default) or (iii) the exercise by any holder of indebtedness outstanding under the Partnership’s second lien term loan facility (the “Second Lien Debt”), the 7.75% Notes, the 9.25% Notes or any other material indebtedness of the Partnership of rights or remedies against the Partnership or the other loan parties or their respective property.

Pursuant to the Indenture Forbearance, the holders of appropriately 78% of the aggregate outstanding principal amount of the 7.75% Notes and approximately 82% of the 9.25% Notes agreed to forbear from exercising their rights and remedies arising from the cross-default that resulted from the Specified Default until the earliest to occur of (i) July 27, 2016, (ii) another event of default under the 7.75% Senior Notes Indenture or the 9.25% Senior Notes Indenture or (iii) any other holder of 7.75% Notes or 9.25% Notes commences a legal proceeding against the Partnership or the other loan parties or their respective property. The holders of a majority of the Second Lien Debt are supportive of the forbearance.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P. By: Atlas Energy Group, LLC, its general partner

Dated: July 11, 2016	By:	/s/ Jeffrey M. Slotterback
		Name:	Jeffrey M. Slotterback
		Title:	Chief Financial Officer